Exhibit 10.2
The following is a written description of an oral arrangement entered into on
May 31, 2010 between Gordon A. Ulsh and the Company.
On May 31, 2010, the Company requested that Mr. Gordon A. Ulsh, the Company’s Chief Executive Officer, provide continued service as Chief Executive Officer beyond his planned retirement on June 30, 2010. Mr. Ulsh agreed to continue to serve as Chief Executive Officer for a period not anticipated to extend beyond July 31, 2010 or earlier if his successor has been appointed prior to such date. Mr. Ulsh will be paid his weekly pro-rata base salary and target annual incentive plan at current levels for each week of his continued employment.

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